As filed with the Securities and Exchange Commission on June 25, 2012.

Registration No. 333-180647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
Registration Statement
under the Securities Act of 1933

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

CANADA	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2838 Bovaird Drive West
Brampton, Ontario L7A 0H2, Canada
(905) 455-1990
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

John H. Dietrich
Vice President of Corporate Development
SunOpta Inc.
2838 Bovaird Drive West
Brampton, Ontario L7A 0H2, Canada
(905) 455-1990
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:
Reed W. Topham, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Approximate date of commencement of proposed sale to the public:

From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities being registered may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2012

PRELIMINARY PROSPECTUS

850,000 COMMON SHARES OFFERED BY SELLING SECURITY HOLDER

SUNOPTA INC.
________________

This prospectus relates to an aggregate of 850,000 of our common shares, issuable upon the exercise of outstanding warrants, that the selling security holder may sell. The outstanding warrants were previously issued to the selling security holder in connection with services provided under the terms of an advisory services agreement dated January 22, 2010. We will not receive any part of the proceeds from the sale of our common shares by the selling security holder. You should read this prospectus and any prospectus supplement carefully before you invest.

The selling security holder may sell common shares from time to time in the principal market on which the shares are traded at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change. The selling security holder may be deemed an underwriter of the common shares, which it is offering. We will pay the expenses of registering these shares. Our common shares are listed on the Nasdaq Global Select Market under the symbol “STKL” and the Toronto Stock Exchange under the symbol “SOY.” On June 22, 2012, the closing price of our common shares on the Nasdaq Global Select Market was $5.51 per share.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                     , 2012.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein as described under “Information Incorporated by Reference.” We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or any accompanying prospectus supplement, as applicable, the information incorporated by reference into this prospectus or any accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, any accompanying prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any accompanying prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See “Information Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) and provides you with a general description of the securities the selling security holder named under the heading “Selling Security Holder” may sell from time to time in one or more offerings. We may also file a prospectus supplement to add, update or change information contained in this prospectus. This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the sections below entitled “Available Information” and “Information Incorporated by Reference.”

The information in this prospectus and any prospectus supplement is accurate as of the date on the front cover. Information incorporated by reference into this prospectus and any prospectus supplement is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “SunOpta,” “us,” “our,” “we,” the “Company” or other similar terms are to SunOpta Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at "http://www.sec.gov."

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

  inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room;

  obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

  obtain a copy from the SEC website.

Our mailing address is 2838 Bovaird Drive West, Brampton, Ontario L7A 0H2, Canada and our Internet address is www.sunopta.com. Our telephone number is (905) 455-1990. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

SunOpta, a corporation organized under the laws of Canada in 1973, is a leading global company focused on natural, organic and specialty foods products. We specialize in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products, with a focus on strategically integrated business models. Our core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global sourcing and supply infrastructure. Our assets, operations and employees are principally located in North America and Europe. We have two non-core holdings, a 66.2% ownership position in Opta Minerals Inc. and its subsidiaries (“Opta Minerals”), a producer, distributor and recycler of industrial materials, and an 18.65% non-controlling ownership position in Mascoma Corporation (“Mascoma”), an innovative biofuels company.

Segment Information

We divide our operations into the following two industry segments:

  SunOpta Foods, which accounted for approximately 91% of our fiscal 2011 consolidated revenues, and

  Opta Minerals, which represented approximately 9% of our fiscal 2011 consolidated revenues.

SunOpta Foods operates in the natural, organic and specialty foods and natural health product sectors. We believe these markets will continue to grow as consumers focus on health and wellness. SunOpta Foods was comprised of the following four separate operating segments at the end of fiscal 2011: Grains and Foods Group, Ingredients Group, Fruit Group, and International Foods Group.

In February 2012, we announced that a process to streamline the operations and organizational structure of SunOpta Foods had been undertaken in order to drive efficiencies and better align product innovation and commercial activities. During the first quarter of 2012, operating segments within SunOpta Foods were re-aligned according to the type of customers and markets served, rather than by product groupings. As a result, the former Fruit Group was eliminated and a new Consumer Products Group was created to focus on non-grains based consumer packaged goods. The Consumer Products Group is comprised of the Frozen Foods and Healthy Snacks operations which were part of the former Fruit Group, and the Food Solutions operations which were formerly part of the International Foods Group. The Fruit Ingredient operation of the former Fruit Group was merged with the existing Ingredients Group. Following the realignment, the International Foods Group comprises our international sourcing and supply operations (Tradin Organic) and the operations of Purity Life Health Products. The Grains and Foods Group remained unchanged. With this realignment, SunOpta Foods now consists of four operating segments: Grains and Foods Group, Ingredients Group, Consumer Products Group and International Foods Group. For more information regarding our segment realignment, see our Current Report on Form 8-K filed on June 25, 2012.

Opta Minerals processes, sells and distributes silica-free loose abrasives and other specialty industrial minerals to the foundry, steel, loose abrasive cleaning, roofing shingle, construction and marine/bridge cleaning industries; sources specialty sands and garnets for the water filtration industry; and recycles inorganic materials under special permits from government authorities at both its Waterdown, Ontario and Norfolk, Virginia sites. The common shares of Opta Minerals are traded on the Toronto Stock Exchange (“TSX”), under the symbol “OPM”.

For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption “Information Incorporated by Reference.”

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

THE OFFERING

Securities that may be sold by the selling security holder:	Up to a maximum of 850,000 of our common shares, issuable upon exercise of outstanding warrants held by the selling security holder.
Use of proceeds:

We will not receive any part of the proceeds from the sale of our common shares by the selling security holder. However, with respect to common shares issuable upon the exercise of outstanding warrants, we will receive $3,878,500 if all of the outstanding warrants are exercised. Any proceeds we receive from the exercise of outstanding warrants will be used for general working capital purposes.

Offering Price:	Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.
Transfer Agent:	The transfer agent and registrar for our common shares in the United States is American Stock Transfer and Trust Company, LLC and in Canada is Equity Financial Trust Company.

We have agreed to pay all costs and expenses relating to the registration of the common shares covered by this prospectus, including registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $40,000, of counsel for the selling security holder. The selling security holder will be responsible for any commissions, taxes, attorney’s fees and other charges relating to the offer or sale of these securities. The selling security holder may sell its common shares through one or more broker/dealers, and these broker/dealers may receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling security holder as they shall agree.

RISK FACTORS

An investment in our common shares involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our common shares. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common shares could decline, and you could lose all or part of your investment.

Our business may be materially and adversely affected by our ability to renew our syndicated credit facilities when they become due on October 30, 2012

Our syndicated credit facilities mature on October 30, 2012. We may not be able to renew these facilities to the same level, or on as favorable terms as in previous years. A reduced facility may impact our ability to finance our business, requiring us to scale back our operations and our use of working capital. Alternatively, obtaining credit on less favorable terms would have a direct impact on our profitability and operating flexibility.

Our credit agreements restrict how we may operate our business, and our business may be materially and adversely affected if these restrictions prevent us from implementing our business plan

We have a number of credit agreements providing for various credit facilities including a primary facility with a syndicate of lenders. Our credit agreements contain covenants that limit the discretion of our management with respect to certain business matters. These covenants place restrictions on, among other things, our ability to incur additional indebtedness, to create other liens, to complete a merger, amalgamation or consolidation, to make certain distributions or make certain payments, investments and guarantees and to sell or otherwise dispose of certain assets. These restrictions may hinder our ability to execute on our growth strategy or prevent us from implementing parts of our business plan.

Our inability to meet the covenants of our credit facilities could materially and adversely affect our business

Although we are currently in compliance with the financial covenants under the credit agreements and we believe that we are well positioned to comply with the financial covenants under the credit agreements in the future, compliance with these financial covenants will depend on the success of our business, our operating results, and our ability to achieve our financial forecasts. Various risks, uncertainties and events beyond our control could affect our ability to comply with the financial covenants and terms of the credit agreement. Failure to comply with our financial covenants and other terms could result in an event of default and the acceleration of amounts owing under the credit agreements, unless we were able to negotiate a waiver. The lenders could condition any such waiver on an amendment to the credit agreements on terms that may be unfavorable to us. If we are unable to negotiate a covenant waiver or replace or refinance our credit agreements on favorable terms or at all, our business will be adversely impacted.

We may require additional capital to maintain current growth rates, which may not be available on favorable terms or at all

We have grown via a combination of internal growth and acquisitions requiring available resources. Our ability to raise capital, through equity or debt financing, is directly related to our ability to both continue to grow and improve returns from our operations. Debt or equity financing may not be available to us on favorable terms or at all. In addition, an equity financing would dilute our current shareholders and may result in a decrease in our share price if we are unable to realize returns equal to or above our current rate of return. We will not be able to maintain our growth rate and our strategy as a consolidator within the natural and organic food industries without continued access to capital resources.

Our customers generally are not obligated to continue purchasing products from us

Many of our customers buy from us under purchase orders, and we generally do not have agreements with or commitments from these customers for the purchase of products. We cannot provide assurance that our customers will maintain or increase their sales volumes or orders for the products supplied by us or that we will be able to maintain or add to our existing customer base. Decreases in our customers’ sales volumes or orders for products supplied by us may have a material adverse effect on our business, financial condition or results of operations.

Loss of a key customer could materially reduce revenues and earnings

Although we had no customers that represented over 10% of revenues for the year ended December 31, 2011, the loss or cancellation of business with any of our larger customers could materially and adversely affect our business, financial condition or results of operations.

Consumer preferences for natural and organic food products are difficult to predict and may change

Approximately 91% of our 2011 revenues were derived from SunOpta Foods. Our success depends, in part, on our ability and our customers' ability to offer products that anticipate the tastes and dietary habits of consumers and appeal to their preferences on a timely and affordable basis. A significant shift in consumer demand away from our products or products that utilize our integrated grains, ingredients, fruits and natural health products, or our failure to maintain our current market position, could reduce our sales and harm our business. Consumer trends change based on a number of possible factors, including nutritional values, a change in consumer preferences or general economic conditions. Additionally, there is as a growing movement among some consumers to buy local food products in an attempt to reduce the carbon footprint associated with transporting food products from longer distances, which could result in a decrease in the demand for food products and ingredients that we import from other countries or transport from remote processing locations or growing regions. These changes could lead to, among other things, reduced demand and price decreases, which could have a material adverse effect on our business.

We operate in a highly competitive industry

We operate businesses in highly competitive product and geographic markets in the U.S., Canada and various international markets. The operating segments within SunOpta Foods Group compete with various U.S. and international commercial grain procurement marketers, major companies with food ingredient divisions, other food ingredient companies, stabilizer companies, trading companies, consumer food companies that also engage in the development and sale of food ingredients and other food companies involved in natural and organic fruits. Our natural health products division of the International Foods Group competes against other companies that market and sell vitamins, supplements, natural health products, health and beauty aids that provide specialty or high end packaged products. These competitors may have financial resources and staff larger than ours and may be able to benefit from economies of scale, pricing advantages and greater resources to launch new products that compete with our offerings. We have little control over and cannot otherwise affect these competitive factors. If we are unable to effectively respond to these competitive factors or if the competition in any of our product markets results in price reductions or decreased demand for our products, our business, results of operations and financial condition may be materially impacted.

An interruption at one or more of our manufacturing facilities could negatively affect our business

We own or lease, manage and operate a number of manufacturing, processing and packaging facilities. As of December 31, 2011, SunOpta Foods operated 28 processing facilities located in 10 U.S. states, Canada, China and Ethiopia, and Opta Minerals operated 16 facilities located in the U.S., Canada and Eastern Europe.

An interruption in or the loss of operations at one or more of these facilities, or the failure to maintain our labor force at one or more of these facilities, could delay or postpone production of our products, which could have a material adverse effect on our business, results of operations and financial condition until we could secure an alternate source of supply.

If we lose the services of our key management, our business could suffer

Our prospects depend to a significant extent on the continued service of our key executives, and our continued growth depends on our ability to identify, recruit and retain key management personnel. We are also dependent on our ability to continue to attract, retain and motivate our sourcing, production, distribution, sales, marketing and other personnel. We do not carry key person life insurance on any of our executive officers, with the exception of the President and Chief Executive Officer of Opta Minerals. If we lose the services of our key management or fail to identify, recruit and retain key personnel, our business, results of operations and financial condition may be materially and adversely impacted.

If we do not manage our supply chain effectively, our operating results may be adversely affected

Our supply chain is complex. We rely on suppliers for our raw materials and for the manufacturing, processing and distribution of many of our products. The inability of any of these suppliers to deliver or perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall. Many of our products are perishable and require timely processing and transportation to our customers. Many of our products can only be stored for a limited amount of time before they spoil and cannot be sold. We must continuously monitor our inventory and product mix against forecasted demand or risk having inadequate supplies to meet consumer demand as well as having too much inventory that may reach its expiration date. If we are unable to manage our supply chain efficiently and ensure that our products are available to meet consumer demand, our operating costs could increase and our margins could fall.

Volatility in the prices of raw materials and energy could increase our cost of sales and reduce our gross margins

Raw materials used by SunOpta Foods and Opta Minerals represent a significant portion of our cost of sales. Our cost to purchase services and materials, such as grains, fruits and other commodities, processing aids, industrial minerals and natural gas, can fluctuate depending on many factors, including weather patterns, economic and political conditions and pricing volatility. In addition, we must compete for limited supplies of these raw materials and services with competitors having greater resources than us. If our cost of materials and services increases due to any of the above factors, we may not be able to pass along the increased costs to our customers.

SunOpta Foods enters into a number of exchange-traded commodity futures and options contracts to partially hedge its exposure to price fluctuations on grain transactions to the extent considered practicable for minimizing risk from market price fluctuations. Futures contracts used for hedging purposes are purchased and sold through regulated commodity exchanges. Inventories, however, may not be completely hedged, due in part to our assessment of exposure from expected price fluctuations and an inability to hedge all raw materials.

Exchange purchase and sales contracts may expose us to risks that a counterparty to a transaction is unable to fulfill its contractual obligation. We may be unable to hedge 100% of the price risk of each transaction due to timing and availability of hedge contracts and third party credit risk. In addition, we have a risk of loss from hedge activity if a grower does not deliver the commodity as scheduled. We also monitor the prices of natural gas and will from time to time lock in a percentage of our natural gas needs based on current prices and expected trends.

An increase in our cost of sales resulting from an increase in the price of raw materials and energy would have an adverse impact on our financial condition and results of operations.

Climate change legislation could have an impact on our financial condition and consolidated results of operations

Legislative and regulatory authorities in the U.S., Canada and internationally will likely continue to consider numerous measures related to climate change and greenhouse gas emissions. In order to produce, manufacture and distribute our products, we and our suppliers, use fuels, electricity and various other inputs that result in the release of greenhouse gas emissions. Concerns about the environmental impacts of greenhouse gas emissions and global climate change may result in environmental taxes, charges, regulatory schemes, assessments or penalties, which could restrict or negatively impact our operations, as well as our suppliers, who would likely pass all or a portion of their costs along to us. We may not be able to pass any resulting cost increases along to our customers. Any enactment of laws or passage of regulations regarding greenhouse gas emissions or other climate change legislation in the U.S., Canada or any other international jurisdiction where we conduct business could adversely affect our financial condition and results of operations.

Adverse weather conditions could impose costs on our business

Our various food products, from seeds and grains to ingredients, fruits, vegetables and other inputs, are vulnerable to adverse weather conditions, including windstorms, floods, droughts, fires and temperature extremes, which are quite common but difficult to predict. Additionally, severe weather conditions may occur with higher frequency or may be less predictable in the future due to the effects of climate change. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

The exercise of stock options, participation in our employee stock purchase plan and issuance of additional securities could dilute the value of our common shares

As of December 31, 2011, there were outstanding stock options to purchase 2,656,060 of our common shares, with exercise prices ranging from $0.91 to $13.75 per common share. The exercise of these stock options could result in dilution in the value of our common shares and the voting power represented thereby. Furthermore, to the extent common shares are issued pursuant to the exercise of stock options, the employee stock purchase plan or other issuances of common shares, our share price may decrease due to the additional amount of common shares available in the market. The subsequent sales of these shares could encourage short sales by our shareholders and others which could place further downward pressure on our share price. Moreover, the holders of our stock options may hedge their positions in our common shares by short selling our common shares, which could further adversely affect our stock price.

Impairment charges in goodwill or other intangible assets could adversely impact our financial condition and consolidated results of operations

As a result of our acquisitions, a portion of our total assets is comprised of intangible assets and goodwill. We are required to perform impairment tests of our goodwill and other intangible assets annually, or at any time when events occur that could affect the value of our intangible assets and/or goodwill. We have previously recorded impairment charges to our consolidated statements of operations, including an impairment charge during the fourth quarter of 2011. We expect to engage in additional acquisitions, which may result in our recognition of additional intangible assets and goodwill. A determination that impairment has occurred would require us to write-off the impaired portion of our goodwill or other intangible assets, resulting in a charge to our earnings. Such a write-off could adversely impact our financial condition and results of operations.

Technological innovation by our competitors could make our food products less competitive

Our competitors include major food ingredient and consumer food companies that also engage in the development and sale of food and food ingredients. Many of these companies are engaged in the development of food ingredients and other food products and frequently introduce new products into the market. Existing products or products under development by our competitors could prove to be more effective or less costly than our products.

We rely on protection of our intellectual property and proprietary rights

The success of SunOpta Foods depends in part on our ability to protect our intellectual property rights. We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies. Our policy is to protect our technology by, among other things, filing patent applications for technology relating to the development of our business in the U.S. and in selected foreign jurisdictions.

Certain of our trademarks and brand names are registered in the U.S., Canada and other jurisdictions. We intend to keep these filings current and seek protection for new trademarks to the extent consistent with business needs. We also rely on trade secrets and proprietary know-how and confidentiality agreements to protect certain of the technologies and processes used by SunOpta Foods.

The failure of any patents, trademarks, trade secrets or other intellectual property rights to provide protection to our technologies would make it easier for our competitors to offer similar products, which could result in lower sales or gross margins.

We are subject to substantial environmental regulation and policies

We are, and expect to continue to be, subject to substantial federal, state, provincial and local environmental regulation. Some of the key environmental regulations to which we are subject include air quality regulations of the United States Environmental Protection Agency (“EPA”) and certain city/state air pollution control groups, waste treatment/disposal regulations, including but not limited to specific regulations of the Ontario Ministry of Environment and Energy and the Commonwealth of Virginia, Department of Environmental Quality, sewer regulations under agreements with local city sewer districts, regulations governing hazardous substances, storm water regulations and bioterrorism regulations. For a more detailed summary of the environmental regulations and policies to which we are subject, see “Business – Regulation – SunOpta Foods” and "Business – Regulation – Opta Minerals" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011. Our business also requires that we have certain permits from various state, provincial and local authorities related to air quality, storm water discharge, solid waste, land spreading and hazardous waste.

In the event that our safety procedures for handling and disposing of potentially hazardous materials in certain of our businesses were to fail, we could be held liable for any damages that result and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. In addition, changes to environmental regulations may require us to modify our existing plant and processing facilities and could significantly increase the cost of those operations.

The foregoing environmental regulations, as well as others common to the industries in which we participate, can present delays and costs that can adversely affect business development and growth. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition. In addition, any changes to current regulations may impact the development, manufacturing and marketing of our products, and may have a negative impact on our future results.

SunOpta Foods is subject to significant food and health regulations

SunOpta Foods is affected by a wide range of governmental regulations in Canada, the U.S., and several countries in Europe, among others. These laws and regulations are implemented at the national level (including, among others, federal laws and regulation in Canada and the U.S.) and by local subdivisions (including, among others, state laws in the U.S. and provincial laws in Canada). We are also subject to regulations of the European Union. We are also subject to the regulatory authority of regulatory agencies in several different countries. Examples of regulatory agencies influencing our operations include: the United States Department of Agriculture (“USDA”), the United States Food and Drug Administration (“FDA”), the United States Department of Homeland Security, the EPA, the Canadian Food Inspection Agency, and Skal, the inspection body for the production of organic products in the Netherlands, among others.

Examples of laws and regulations that affect SunOpta Foods include laws and regulations applicable to:

  the use of seed, fertilizer and pesticides;

  the purchasing, harvesting, transportation and warehousing of grain and other products;

  the processing and sale of food, including wholesale operations; and

  product labeling and marketing of food and food products, food safety and food defense.

These laws and regulations affect various aspects of our business. For example, as described in more detail under “Business – Regulation – SunOpta Foods” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, certain food ingredient products manufactured by SunOpta Foods are regulated under the 1958 Food Additive Amendments of the Food Drug and Cosmetic Act of 1938 (“FDCA”), as administered by the FDA. Under the FDCA, pre-marketing approval by the FDA is required for the sale of a food ingredient which is a food additive unless the substance is Generally Regarded As Safe (“GRAS”), under the conditions of its intended use by qualified experts in food safety. We believe that most products for which we have retained commercial rights are GRAS. However, such status cannot be determined until actual formulations and uses are finalized. As a result, we may be adversely impacted if the FDA determines that our food ingredient products do not meet the criteria for GRAS. In addition, certain USDA regulations set forth the minimum standards producers must meet in order to have their products labeled as “certified organic” and we currently manufacture and distribute a number of organic products that are covered by these regulations. While we believe our products and our supply chain are in compliance with these regulations, changes to food regulations may increase our costs to remain in compliance. We could lose our “organic” certification if a facility becomes contaminated with non-organic materials or if we do not use raw materials that are certified organic. The loss of our “organic” certifications could materially harm our business, results of operations and financial condition.

As described in more detail under “Business – Regulation – SunOpta Foods” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, certain of our natural health products are also subject to regulations under federal Canadian legislation, including the Food and Drugs Act (Canada), the Pest Control Products Act (Canada), Natural Health Products Regulation (Canada) and the regulations made thereunder and the Environmental Protection Act (Canada).

Changes in any government laws and regulations applicable to our operations could increase our compliance costs, negatively affect our ability to sell certain products or otherwise adversely affect our results of operations. In addition, while we believe SunOpta Foods is in material compliance with all laws and regulations applicable to our operations, we cannot assure you that we have been, or will at all times be, in compliance with all food production and health requirements, or that we will not incur material costs or liabilities in connection with these requirements. Our failure to comply with any laws, regulations or policies applicable to our business could result in fines, lawsuits, enforcement actions, penalties or loss in the ability to sell certain products, any of which could adversely affect our business, results of operations and financial condition.

Our operations are influenced by agricultural policies

SunOpta Foods is affected by governmental agricultural policies such as price supports and acreage set aside programs and these types of policies may affect our business. The production levels, markets and prices of the grains and other raw products that we use in our business are materially affected by government programs, which include acreage control and price support programs of the USDA. Revisions in these programs, in the U.S. and elsewhere, could have an adverse effect on the results of our operations.

Product liability suits, recalls and threatened market withdrawals, could have a material adverse effect on our business

The sale of food products for human consumption involves the risk of injury or illness to consumers. Such injuries may result from inadvertent mislabeling, tampering by unauthorized third parties or product contamination or spoilage. Under certain circumstances, we may be required to recall or withdraw products, which may lead to a material adverse effect on our business. Even if a situation does not necessitate a recall or market withdrawal, product liability claims might be asserted against us. While we are subject to governmental inspection and regulations and believe our facilities and those of our co-packers comply in all material respects with all applicable laws and regulations, if the consumption of any of our products causes, or is alleged to have caused, a health-related illness in the future we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount that we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Litigation and regulatory enforcement concerning marketing and labeling of food products

The marketing and labeling of any food product in recent years has brought increased risk that consumers will bring putative class action lawsuits and that the United States Federal Trade Commission (“FTC”) and/or state attorney generals will bring legal action concerning the truth and accuracy of the marketing and labeling of the product. Examples of causes of action that may be asserted in a putative consumer class action lawsuit include fraud, unfair trade practices, recession, and breach of state consumer protection statutes (such as Proposition 65 in California). FTC and/or state attorney generals may bring legal action that seeks removal of a product from the marketplace, fines and penalties. Even when not merited, putative class claims, action by the FTC or state attorneys general enforcement actions can be expensive to defend and adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image.

Our lack of management and operational control over Mascoma may limit our ability to protect or increase the value of our interest in Mascoma

We have an 18.65% ownership interest in Mascoma, through a combination of preferred and common shares. We do not have the ability to exercise day–to–day control over Mascoma. The management team of Mascoma could make business decisions that could impair the economic value of our interest in Mascoma. In addition, we have no ability to cause Mascoma to take actions that might be to our benefit, including but not limited to actions relating to a change of control of Mascoma and declarations of dividends to Mascoma’s stockholders. For the foregoing reasons, we may be unable to prevent actions that could have an adverse impact on our investment in Mascoma.

Fluctuations in exchange rates, interest rates and certain commodities could adversely affect our results of operations, financial condition and liquidity

We are exposed to foreign exchange rate fluctuations as our Canadian and European operations are translated into U.S. dollars for financial reporting purposes. We are exposed to changes in interest rates as a significant portion of our debt bears interest at variable rates. We are exposed to price fluctuations on a number of commodities as we hold inventory and enter into transactions to buy and sell products in a number of markets. Additional qualitative and quantitative disclosures about these risks can be found in Item 7A of our Annual Report on Form 10-K for the year ended December 31, 2011. As a result of these exposures, fluctuations in exchange rates, interest rates and certain commodities could adversely affect our liquidity, financial condition and results of operations.

We may not be able to effectively manage our growth and integrate acquired companies

From time to time we may pursue acquisition opportunities that are consistent with our overall growth strategy. Our ability to effectively integrate recent and future acquisitions, including our ability to realize potentially available marketing opportunities and cost savings in a timely and efficient manner will have a direct impact on our future results. We may encounter problems in connection with the integration of any new businesses, such as challenges relating to the following:

  integration of an acquired company’s products into our product mix;

  the amount of cost savings that may be realized as a result of our integration of an acquired product or business;

  unanticipated quality and production issues with acquired products;

  adverse effects on business relationships with suppliers and customers;

  diversion of management attention;

  difficulty with personnel and loss of key employees;

  implementation of an integrated enterprise wide accounting and information system and consolidation of back office accounting;

  compatibility of financial control and information systems;

  exchange rate risk with respect to acquisitions outside the U.S.;

  potential for patent and trademark claims or other litigation against or involving the acquired company; and

  in the case of foreign acquisitions, uncertainty regarding foreign laws and regulations and difficulty integrating operations and systems as a result of cultural, systems and operational differences.

Our operating results and share price are subject to significant volatility

Our net sales and operating results may vary significantly from period to period due to:

  changes in demand for our products and/or services;

  changes in our operating expenses;

  management’s ability to execute our business strategies focused on improved operating earnings;

  personnel changes;

  legal and administrative cases (whether civil, such as environmental or product related, or criminal), settlements, judgments and investigations;

  foreign currency fluctuations;

  supply shortages or commodity price fluctuations; and

  general economic conditions.

In addition, our share price may be highly volatile compared to larger public companies. Certain announcements could have a significant effect on our share price, including announcements regarding:

  fluctuations in financial performance from period to period;

  mergers, acquisitions and/or divestitures;

  changes in key personnel;

  strategic partnerships or arrangements;

  litigation and governmental inquiries;

  changes in governmental regulation and policy;

  patents or proprietary rights;

  changes in consumer preferences and demand;

  new financings; and

  general market conditions.

Higher volatility increases the chance of larger than normal price swings which reduces predictability in the share value of our stock and could impair investment decisions. In addition, price and volume trading volatility in the stock markets can have a substantial effect on our share price, frequently for reasons other than our operating performance. These broad market fluctuations could adversely affect the market price of our common shares.

A substantial portion of our assets and certain of our executive officers and directors are located outside of the U.S.; it may be difficult to effect service of process and enforce legal judgments upon us and certain of our executive officers and directors

A substantial portion of our assets and certain of our executive officers and directors are located outside of the United States. As a result, it may be difficult to effect service of process within the United States and enforce judgment of a United States court obtained against us or our executive officers and directors. Particularly, our stockholders may not be able to:

  effect service of process within the United States on us or certain of our executive officers and directors;

  enforce judgments obtained in United States courts against us or certain of our executive officers and directors based upon the civil liability provisions of the United States federal securities laws;

  enforce, in a court outside of the United States, judgments of United States courts based on the civil liability provisions of the United States federal securities laws; or

  bring an original action in a court outside of the United States to enforce liabilities against us or any of our executive officers and directors based upon the United States federal securities laws.

USE OF PROCEEDS

We will not receive any part of the proceeds from the sale of our common shares by the selling security holder. However, with respect to common shares issuable upon the exercise of outstanding warrants, we will receive $3,878,500 if all of the outstanding warrants are exercised. Any proceeds we receive from the exercise of outstanding warrants will be used for general working capital purposes.

DETERMINATION OF OFFERING PRICE

We will not receive any money from the selling security holder when it sells its common shares, although we will receive funds from any exercise of the warrants. The selling security holder may sell all or any part of its shares in private transactions or in the over-the-counter market at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

We cannot guarantee that any public market for our common shares will equal or exceed the sales prices of the common shares that the selling security holder sells. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

SELLING SECURITY HOLDER

In connection with our engagement of the selling security holder to provide investment banking advisory services pursuant to an engagement letter dated January 22, 2010 (the “Advisory Services Agreement”), we agreed to issue warrants to the selling security holder as payment for certain services. On February 5, 2010 we issued warrants exercisable for up to 250,000 common shares at an exercise price of $3.25 per share as partial payment for general investment banking financial advisory services pursuant to the terms of the Advisory Services Agreement. On June 11, 2010 we issued warrants exercisable for up to 600,000 common shares at an exercise price of $5.11 per share as partial payment for advisory services in connection with the sale of food assets of Canadian Distribution Group pursuant to the terms of the Advisory Services Agreement. If the selling security holder exercises all of the warrants, we will receive $3,878,500 from the selling security holder in exchange for newly issued common shares.

The common shares issuable upon exercise of the warrants that are offered for resale by this prospectus are offered for the account of the selling security holder. The selling security holder, which term includes its transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the common shares issued to the selling security holder upon exercise of the warrants.

The table below shows the following information about the selling security holder:

  the number of our common shares that the selling security holder beneficially owned as of the business day immediately prior to the filing of this prospectus;

  the number of our common shares covered by this prospectus; and

  the number of our common shares to be owned by the selling security holder after the completion of this offering, if any.

The percentage in the table is based upon 65,861,907 common shares outstanding on June 22, 2012. All figures in this table also assume the exercise of the warrants by the selling security holder and associated issuance of 850,000 of our common shares to the selling security holder.

		Common Shares (1)
Name of Selling Security Holder (2)	Number of Outstanding Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number and Percentage of Outstanding Shares Beneficially Owned after the Offering (3)
BMO Nesbitt Burns Inc.	0	850,000	0 (0%)

(1) We assume no purchase in this offering by the selling security holder of any of our common shares.

(2) No director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in the selling security holder.

(3) Assumes that all shares offered by the selling security holder will be sold.

The selling security holder has in the past and may in the future provide financial advisory and other services to us and our affiliates. In December 2010, we entered into the Sixth Amended and Restated Credit Agreement with Bank of Montreal, an affiliate of the selling security holder. Bank of Montreal is an agent and lender pursuant to the credit agreement. The selling security holder, BMO Nesbitt Burns Inc., has informed the Company that it is a fully registered investment dealer in Canada, and that its affiliate, BMO Capital Markets Corp., is a registered broker-dealer in the United States. We issued the warrants to the selling security holder, and upon exercise of the warrants the selling security holder will acquire the underlying common stock, in the ordinary course of business. The selling security holder has informed us that, (i) at the time of our issuance of the warrants and (ii) at the time of its exercise of the warrants for common stock, neither it nor its affiliate had or will have any agreements or understandings, directly or indirectly, with any person to distribute the warrants or underlying common stock. To the extent we become aware that the selling security holder or its affiliate did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate the selling security holder or its affiliate, as applicable, as an “underwriter” within the meaning of the Securities Act of 1933.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject, and qualified in its entirety by reference to, our Articles of Amalgamation and By-laws, each as amended, and applicable corporate and securities laws.

Authorized Capital Stock

We have an authorized share capital consisting of an unlimited number of common shares and an unlimited number of special shares, issuable in series. As of June 22, 2012, there were 65,861,907 common shares issued and outstanding and no special shares issued and outstanding.

Certain Rights of the Common Shares

Dividends

Subject to the preferences of any series of special shares and any other shares ranking senior to the common shares with respect to the payment of dividends that we may issue, holders of our common shares are entitled to share pro rata in such dividends as may be declared by our Board of Directors. Pursuant to the provisions of the Canada Business Corporations Act (the “CBCA”), we may not declare or pay a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due or (2) the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes. We may pay a dividend by issuing fully paid shares, or in money or property.

Liquidation, Dissolution or Winding-Up

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, holders of common shares are entitled to share pro rata in our assets available for distribution after we pay our creditors, holders of our special shares (if any) and holders of any other shares ranking senior to the common shares with respect to payment of any distribution.

Voting Rights and Shareholders’ Meetings

Holders of our common shares are entitled to receive notice of and to attend and vote at all meetings of our shareholders, except meetings of holders of another class of shares. Each holder of our common shares is entitled to one vote, either in person or by proxy, on all matters submitted to shareholders.

Our Board of Directors must call an annual meeting of shareholders to be held not later than 15 months after the last preceding annual meeting of shareholders and may, at any time, call a special meeting of shareholders. For purposes of determining the shareholders who are entitled to receive notice of or to vote at a meeting of shareholders, the Board of Directors may, in accordance with the CBCA and National Instrument 54-101—Communications with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators, fix in advance a date as the record date for that determination of shareholders, but that record date may not be more than 60 days or less than 30 days before the date on which the meeting is to be held.

The CBCA provides that notice of the time and place of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting, each director and to our auditors, not more than 60 days and not less than 21 days prior to the meeting. Our By-laws provide that a quorum of shareholders is present at a meeting if at least two shareholders holding not less than one-third (33 and 1/3%) of the outstanding common shares entitled to vote at a meeting are present in person or by proxy. A shareholder may participate in a meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

In the case of joint shareholders, one of the holders present at a meeting may, in the absence of the other holder(s) of the shares, vote the shares. If two or more joint shareholders are present in person or by proxy, then they are to vote as one on the shares held jointly by them.

No Preemption Rights; Limited Restrictions on Directors’ Authority to Issue Common Shares

Existing holders of our common shares have no rights of preemption or first refusal under our Articles of Amalgamation, By-laws or the CBCA with respect to future issuances of our common shares. The common shares do not have conversion rights, are not subject to redemption and do not have the benefit of any sinking fund provisions. Subject to the rules and policies of The Nasdaq Stock Market and the TSX and applicable corporate and securities laws, our Board of Directors has the authority to issue additional common shares.

Effect of Issuance of Special Shares

As discussed in greater detail below under “Special Shares,” the rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of special shares which we may fix in the future.

Special Shares

Our special shares are issuable in series. Subject to our Articles of Amalgamation and the filing of articles of amendment in accordance with the CBCA, our Board of Directors is authorized, without the approval of shareholders, at any time and from time to time to fix, before issuance, the number, designation, rights, privileges, restrictions and conditions attached to each series of special shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to holders of such series of special shares on a distribution; the extent, if any, of further participation on a distribution; voting rights, if any; dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any; and conversion rights, if any. Special shares would rank prior to our common shares with respect to dividends, the distribution of assets and the return of capital on dissolution. Except with respect to the winding up of the Company, the amalgamation of the Company, the sale of all or substantially all of our assets or undertaking of the Company and other matters as to which the holders of special shares are entitled to vote under the CBCA or unless the directors determine otherwise, holders of special shares will not be entitled to vote at meetings of shareholders.

The authorization of undesignated special shares makes it possible for our Board of Directors to issue special shares with rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of the Company or our management.

Amendments to our Articles of Amalgamation and By-laws

Our Articles of Amalgamation, our By-Laws and the CBCA govern the rights of holders of our shares.

Our shareholders can authorize the alteration of our Articles of Amalgamation to create additional classes of shares or to vary the rights or restrictions attached to any class of our shares by passing a special resolution approved by the holders of at least two-thirds of each class of affected shares represented in person or by proxy at a duly convened meeting of shareholders. Such a special resolution will not be effective until articles of amendment are filed with the Director appointed pursuant to the CBCA.

Our Board of Directors may, by resolution, make, amend or repeal any by-laws that regulate our business or affairs; provided that the Board of Directors shall submit a by-law, or an amendment or a repeal of a by-law, to the shareholders at the next meeting of the shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law, amendment or repeal. A by-law, or an amendment or a repeal of a by-law, is effective from the date of the resolution of the Board of Directors until it is confirmed, confirmed as amended or rejected by the shareholders.

Fundamental Changes

Pursuant to the CBCA, we may not effect any of the following fundamental changes without the consent of the holders of at least two-thirds of each class of our outstanding shares represented in person or by proxy and voting separately as a class at a duly convened meeting of our shareholders:

  any proposed amalgamation involving the Company in respect of which the CBCA requires that the approval of our shareholders be obtained;

  any proposed plan of arrangement pursuant to the CBCA involving the Company in respect of which the CBCA or any order issued by an applicable court requires that the approval of our shareholders be obtained;

  any proposed sale, lease or exchange of all or substantially all our assets or property; and

  any dissolution, liquidation or winding-up of the Company.

Election and Removal of Directors

At each annual meeting of shareholders, our shareholders are required to elect directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders. Our Board of Directors may fill vacancies among the Board. In accordance with our By-laws, any director who receives more “withhold” than “for” shareholder votes will be deemed to have tendered his or her resignation as a director.

Since shareholders do not have cumulative voting rights, holders of more than 50% of our outstanding common shares can elect all of our directors if they choose to do so. In such event, holders of the remaining shares will be unable to elect any director.

Under the CBCA, at least one quarter of our directors must be resident Canadians.

Anti-takeover Laws

In Canada, takeover bids are governed by provincial corporate and securities laws and the rules of applicable stock exchanges. The following description of the rules relating to acquisitions of securities and takeover bids to which Canadian corporate and securities laws apply does not purport to be complete and is subject, and qualified in its entirety by reference, to applicable corporate and securities laws, which may vary from province to province.

A party (the “acquiror”) who acquires beneficial ownership of, or control or direction over, 10% or more of the voting or equity securities of any class of a reporting issuer will generally be required to file with applicable provincial regulatory authorities both a news release and a report containing the information prescribed by applicable securities laws. Subject to the below, the acquiror (including any party acting jointly or in concert with the acquiror) will be prohibited from purchasing any additional securities of the class of the target company previously acquired for a period commencing on the occurrence of an event triggering the aforementioned filing requirement and ending on the expiry of one business day following the filing of the report. This filing process and the associated restriction on further purchases also apply in respect of subsequent acquisitions of 2% or more of the securities of the same class. The restriction on further purchases does not apply to an acquiror that beneficially owns, or controls or directs, 20% or more of the outstanding securities of that class.

In addition to the foregoing, certain other Canadian legislation may limit a Canadian or non-Canadian entity’s ability to acquire control over or a significant interest in us, including the Competition Act (Canada) and the Investment Canada Act (Canada). Issuers may also approve and adopt shareholder rights plans or other defensive tactics designed to be triggered upon the commencement of an unsolicited bid and make the company a less desirable takeover target.

Listing; Exchange, Transfer Agent and Registrar

Our common shares are listed on the Nasdaq Global Select Market under the symbol “STKL” and on the TSX under the symbol “SOY.” The transfer agent and registrar for our common shares in the United States is American Stock Transfer and Trust Company, LLC and in Canada is Equity Financial Trust Company.

Other Canadian Laws Affecting U.S. Shareholders

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments by us to non-residents of Canada. Dividends paid to U.S. tax residents, however, are subject to a 15% withholding tax (or a 5% withholding tax for dividends if the shareholder is a corporation owning at least 10% of the outstanding voting common shares of the corporation) pursuant to Article X of the reciprocal tax treaty between Canada and the United States. For a description of the principal Canadian federal income tax consequences generally applicable in respect of ownership of our common shares, please see “Canadian Federal Income Tax Consequences for Non-Residents” beginning on page 19 of this prospectus.

There are no limitations specific to the rights of non-residents of Canada to hold or vote our common shares under the laws of Canada or the Province of Ontario, or in our Articles of Amalgamation or By-laws, other than those imposed by the Investment Canada Act (Canada) as discussed below.

Non-Canadian investors who acquire a controlling interest in us may be subject to the Investment Canada Act (Canada), which governs the basis on which non-Canadians may invest in Canadian businesses. Under the Investment Canada Act (Canada), the acquisition of a majority of the voting interests of an entity (or of a majority of the undivided ownership interests in the voting common shares of an entity that is a corporation) is deemed to be an acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of the voting common shares. The acquisition of less than one-third of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is deemed not to be acquisition of control of that corporation.

DIVIDEND POLICY

We have not paid any dividends on our common shares since our inception and we intend to retain future earnings to fund growth. Moreover, we are precluded under the terms of various agreements with our creditors from paying dividends until the related indebtedness has been satisfied. We will consider paying dividends on our common shares in the future when circumstances permit, having regard to, among other things, our earnings, cash flow and financial requirements, as well as relevant legal and business considerations.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES FOR NON-RESIDENTS

In the opinion of Wildeboer Dellelce LLP, Canadian counsel to SunOpta, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a U.S. Holder who acquires common shares pursuant to this prospectus. As used in this summary of Canadian federal income tax considerations, the term “U.S. Holder” means a holder of common shares who at all relevant times:

(A)	for the purposes of the Income Tax Act (Canada) (the “ITA”):

	(i)	is not, and is not deemed to be, resident in Canada;

	(ii)	deals at arm’s length with us;

	(iii)	holds our common shares as capital property; and

	(iv)	does not use or hold and will not be deemed to use or hold our common shares in connection with carrying on a business in Canada or as an adventure or concern in the nature of trade;

and in addition,

(B)	for the purpose of the Canada-United States Income Tax Convention, 1980 (referred to in this prospectus as the Income Tax Convention):

	(v)	is a resident of the United States and has never been a resident of Canada;

	(vi)	does not have a permanent establishment or fixed base in Canada; and

	(vii)	who otherwise qualifies for the full benefit of the Income Tax Convention.

Special rules, which are not addressed in this discussion, may apply to a U.S. Holder that is a trader or dealer, a limited liability company, a tax-exempt entity, an insurer, an authorized foreign bank that carries on an insurance business or a bank business in Canada and elsewhere, or a “financial institution” (which includes corporations controlled by one or more financial institutions) as defined in subsection 142.2(1) of the ITA for the purposes of the mark-to-market rules.

This summary is based upon the current provisions of the ITA and the regulations thereunder, the Income Tax Convention, all specific proposals to amend the ITA and regulations announced by the Minister of Finance (Canada) prior to the date of this prospectus and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. This discussion does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation or considerations of any province, territory, U.S. or foreign jurisdiction which may differ significantly from the Canadian federal income tax considerations discussed herein. No assurance can be given that any proposed amendments to the ITA and regulations will be enacted or that they will be enacted in the form announced by the Minister of Finance (Canada).

For the purposes of the ITA, all amounts, including the cost of, dividends received on, and the proceeds from the disposition of, our common shares must be determined in Canadian dollars at applicable exchange rates.

Dividends paid or credited or deemed to be paid or credited on our common shares beneficially owned by a U.S. Holder will be subject to Canadian non-resident withholding tax. Under the Income Tax Convention, the rate of withholding tax generally applicable to dividends paid to U.S. Holders is generally limited on the gross dividend to 15%, reduced to 5% in the case of a U.S. Holder that is a company that beneficially owns at least 10% of our voting shares.

A U.S. Holder will generally not be subject to Canadian tax on a capital gain realized on the disposition of our common shares unless, at the time of disposition, such common shares constitute “taxable Canadian property” to the U.S. Holder for the purposes of the ITA.

If our common shares are listed on a designated stock exchange (which includes the TSX and Nasdaq) at the time a common share is disposed of, such common share will generally not constitute “taxable Canadian property” to a U.S. Holder unless, at that time or within the prior 60 months,

(a)

25% or more of the issued shares of any class or series of our shares was owned by or belonged to the U.S. Holder, persons with whom the U.S. Holder did not deal with at arm’s length (within the meaning of the ITA), or the U.S. Holder together with such persons, and

(b)

more than 50% of the fair market value of our common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the ITA), timber resource properties (as defined in the ITA) or an option in respect of, or an interest in, or for civil law a right in, such property, whether or not such property exists.

If our common shares are taxable Canadian property to a U.S. Holder, under the Income Tax Convention any capital gain realized on a disposition or deemed disposition of such shares will nevertheless generally not be subject to Canadian federal income tax unless the value of our common shares at the time of the disposition or deemed disposition is derived principally from “real property situated in Canada” within the meaning set out in the Income Tax Convention. Company management has indicated that it believes that the value of the common shares is not derived principally from real property situated in Canada. If our common shares constitute taxable Canadian property to a U.S. Holder, even if any capital gain arising from the disposition is exempt from Canadian tax because of the Income Tax Convention, the U.S. Holder may nevertheless be required to give notice to the Canada Revenue Agency in respect of the disposition of our common shares and will be required to file a Canadian income tax return for the taxation year in which the disposition occurs.

This summary is not exhaustive of all possible Canadian income tax consequences and is of a general nature only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder. The tax consequences to any particular U.S. Holder will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which the holder is subject to taxation and generally that holder’s particular circumstances. Accordingly, U.S. Holders are encouraged to consult with their own tax advisors for advice with respect to their own particular circumstances.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our common shares. You are encouraged to consult your own tax advisor concerning the tax consequences of your particular situation.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon exercise of the warrants to permit the resale of these common shares by the selling security holder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holder of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling security holder may sell all or a portion of the common shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales;

  sales pursuant to Rule 144;

  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

If the selling security holder effects such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling security holder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling security holder may pledge or grant a security interest in some or all of the warrants or common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holder also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling security holder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling security holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses (other than selling expenses) incurred in connection with the registration of the common shares, filings, or qualifications pursuant to the terms of the warrants, including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $40,000, of one counsel for the selling security holder. All selling expenses relating to the common shares registered pursuant to this prospectus will be borne and paid by the selling security holder.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Wildeboer Dellelce LLP, Toronto, Ontario, Canada, will pass upon the validity of the common shares offered pursuant to this prospectus.

EXPERTS

The financial statements for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference to our Current Report on Form 8-K dated June 25, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2011 have been audited by Deloitte & Touche LLP, independent registered chartered accountants and licensed public accountants, as stated in their reports, and are so incorporated by reference herein in reliance upon such reports given upon the authority of said accountants as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Canadian corporation with our registered office in Canada and representative offices in the United States and Canada. A majority of our officers and directors, as well as certain of the experts named in this prospectus, are residents of Canada and a substantial portion of our assets and of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on us or such directors, officers or experts or to enforce in United States courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. We have been advised by our Canadian counsel, Wildeboer Dellelce LLP of Toronto, Ontario, that there is doubt as to whether Canadian courts would: (a) enforce judgments of United States courts obtained in actions against us or such directors, officers or experts predicated upon the civil liability provisions of the United States federal securities laws or the state securities or “blue sky” laws of any state within the United States; or (b) enforce, in original actions, liabilities against us or such persons predicated solely upon the United States federal securities laws or any such state securities or blue sky laws.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 7, 2012.

2.	Our Proxy Statement for the 2012 annual meeting of shareholders filed on April 6, 2012.

3.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 9, 2012.

4.	Our Current Reports on Form 8-K filed on January 9, 2012, May 11, 2012, May 18, 2012, May 30, 2012, June 11, 2012 and June 25, 2012.

5.

The description of our common shares and rights set forth in our Current Report on Form 8-K filed on September 2, 2011, including any amendment or report filed for the purpose of updating such description.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: SunOpta Inc., 2838 Bovaird Drive West, Brampton, Ontario L7A 0H2, Canada, Attention Susan Wiekenkamp, (905) 455-1990.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities, and also between the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800 SEC-0330. The Company files electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

The information relating to SunOpta contained in this prospectus and any accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The CBCA, our By-laws and insurance policies maintained by us provide for the indemnification of our directors and officers in respect of certain liabilities incurred in the course of their duties.

Under the CBCA, we may indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with us or another entity. However, we will only indemnify an individual if the following conditions of indemnification are met: (a) the individual acted honestly and in good faith with a view to our best interests, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the individual had reasonable grounds for believing the individual’s conduct was lawful. In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, an individual is entitled to indemnity from us if the foregoing conditions of indemnification are met and the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. Further, with the approval of a court, we may indemnify an individual in respect of an action by us or on our behalf or on behalf of another entity to procure a judgment in his or her favor, to which the individual is made a party because of his or her association with us or such other entity so long as the foregoing conditions of indemnification are met.

Our By-laws also provide for the mandatory indemnification of our directors and officers in respect of any action, suit or proceeding that is proposed or commenced in respect of anything done or permitted by the director or officer arising from the execution of the duties of that office and in such other circumstances that the CBCA permits or requires to the fullest extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Pursuant to our By-laws, we shall indemnify every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives against all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office, if such person acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. Subject to the limitations contained in the CBCA, we may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The registrant is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian counsel, Wildeboer Dellelce LLP, that, in their opinion, Canadian courts would allow indemnification for liabilities arising under the Securities Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada.

SUNOPTA INC.

850,000 COMMON SHARES OFFERED BY SELLING SECURITY HOLDER

PRELIMINARY PROSPECTUS

, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We will pay all expenses (other than selling expenses) incurred in connection with the registration of the common shares, filings, or qualifications pursuant to the terms of the warrants, including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $40,000, of one counsel for the selling security holder. All selling expenses relating to the common shares registered pursuant to this prospectus will be borne and paid by the selling security holder. Such expenses are set forth in the following table.

Securities and Exchange Commission filing fee*	$547
Printing expenses	$2,000
Counsel fees and expenses	$20,000
Accounting fees and expenses	$15,000
Stock exchange listing fees	$5,000
Fees of transfer agent	$—
Miscellaneous expenses	$—
Total	$42,547

* Actual expenses; all other expenses are estimates.

Item 15.	Indemnification of Officers and Directors.

The Canada Business Corporations Act (the “CBCA”) imposes certain duties and liabilities on officers and directors and also empowers a corporation to indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or another entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Further, with the approval of a court, a corporation may indemnify an individual in respect of an action by it or on its behalf or on behalf of another entity to procure a judgment in his or her favor, to which the individual is made a party because of his or her association with the corporation or such other entity so long as the foregoing conditions of indemnification are met.

In accordance with the Act, our By-laws also provide for the mandatory indemnification of our directors and officers in respect of any action, suit or proceeding that is proposed or commenced in respect of anything done or permitted by the director or officer arising from the execution of the duties of that office and in such other circumstances that the CBCA permits or requires to the fullest extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Pursuant to our By-laws, we shall indemnify every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives against all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office, if such person acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. Subject to the limitations contained in the CBCA, we may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brampton, Province of Ontario, Canada, on June 25, 2012.

SUNOPTA INC.

By:	/s/ Robert McKeracher
Robert McKeracher,
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2012:

Signature	Title

*	President, Chief Executive Officer and Director
Steven R. Bromley	(Principal Executive Officer)

/s/ Robert McKeracher	Vice President and Chief Financial Officer
Robert McKeracher	(Principal Financial and Accounting Officer)

*	Chairman and Director
Jeremy N. Kendall

*	Director
Cyril A. Ing

*	President, SunOpta Grains and Foods Group,
Allan G. Routh	Director and Authorized Representative in the United States

*	Director
Katrina Houde

*	Director
Douglas Greene

*	Director
Victor Hepburn

*	Director
Jay Amato

*	Director
Alan Murray

*	Director
Peter Fraser

*By: /s/ Robert McKeracher
         Robert McKeracher
         Attorney-in-Fact

EXHIBITS

Exhibit
Number	Description of Document
2.1+

Asset Purchase Agreement, dated as of May 10, 2010, by and among United Natural Foods, Inc., UNFI Canada, Inc., SunOpta Inc. and Drive Organics Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 12, 2010).

2.2+

Amendment No. 1 to Asset Purchase Agreement, dated as of June 4, 2010, by and among United Natural Foods, Inc., UNFI Canada, Inc., SunOpta Inc. and Drive Organics Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 10, 2010).

2.3+

Share Purchase Agreement, dated as of August 31, 2010, among SunOpta Inc., SunOpta BioProcess Inc., the Vendors (as defined therein), Mascoma Corporation, and Mascoma Canada, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2010).

2.4+

Purchase Agreement, dated as of November 8, 2010, by and among Sunrich LLC, Thomas Miller, Charles Considine and Timothy Egeland (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 10, 2010).

2.5+

Asset Purchase Agreement, dated as of May 24, 2012, between SunOpta, Inc. and Purity Life Health Products LP (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 30, 2012).

4.1	Form of Certificate representing Common Shares, no par value (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-8 filed on September 2, 2011).
5.1**	Opinion of Wildeboer Dellelce LLP.
10.1	Employee Stock Purchase Plan, amended May 7, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 8, 2009).
10.2

Retiring Allowance Agreement, dated March 8, 2011, between the Company and Jeremy Kendall which terminates and supercedes the Employment Agreement, dated October 1, 2001, between the Company and Jeremy Kendall, as amended (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010).

10.3

Employment Agreement, dated February 1, 2007, between the Company and Steven Bromley (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

10.4

Sixth Amended and Restated Credit Agreement, dated as of December 20, 2010, among SunOpta Inc. and SunOpta Food Group LLC, as Borrowers, and each of the financial institutions and other entities from time to time party thereto, as lenders, and certain affiliates of the borrowers, as obligors, and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on December 23, 2010).

10.5	SunOpta Inc. 2002 Stock Option Plan, Amended and Restated May 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 24, 2011).
10.6

Letter Agreement, dated October 10, 2011, by and between SunOpta, Inc. and Robert McKeracher (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2011).

Exhibit
Number	Description of Document
23.1**	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants.
23.2**	Consent of Wildeboer Dellelce LLP.
24.1*

Powers of Attorney for Steven R. Bromley, Jeremy N. Kendall, Cyril A. Ing, Allan G. Routh, Katrina Houde, Douglas Greene, Victor Hepburn, Jay Amato and Alan Murray (included on the signature page of the initial registration statement).

24.2**	Power of Attorney for Peter Fraser

+

Exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SunOpta will furnish copies of the omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

*	Filed previously.
**	Filed herewith.